UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

POWER SOLUTIONS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

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	4)	Date Filed:

The following letter was sent, along with the materials referenced in the letter, on August 16, 2011 to the shareholders of record of Power Solutions International, Inc. as of August 9, 2011:

POWER SOLUTIONS INTERNATIONAL, INC.

655 Wheat Lane

Wood Dale, Illinois 60191

(630) 350-9400

August 16, 2011

Dear Shareholder:

You may have recently received (or may receive) proxy materials, including the notice of a special meeting and proxy statement on Schedule 14A and a proxy card, relating to a special meeting of the shareholders of Power Solutions International, Inc., scheduled to take place on August 25, 2011 at 3:30 p.m., Central Time, at our offices, 655 Wheat Lane, Wood Dale, IL 60191. These materials were mailed to our shareholders of record on August 15, 2011. At this special meeting, our shareholders will be asked to approve an agreement and plan of merger, pursuant to which our company will change its jurisdiction of incorporation from Nevada to Delaware and effectuate a 1-for-32 reverse stock split of issued and outstanding shares of our common stock, as well as amendments to portions of our existing articles of incorporation.

You are receiving this letter because the third party responsible for distributing the proxy materials to our record shareholders inadvertently omitted a label to be affixed to the proxy card enclosed with such materials, which label contains information about you (i.e., your name and address), as well as the number of shares of our common stock and/or preferred stock of which you are the record holder. We have enclosed with this letter a complete set of substitute proxy materials, including a proxy statement on Schedule 14A and a substitute proxy card with the proper label. If you have not yet submitted your proxy card, please disregard the proxy card enclosed with the recently mailed proxy materials and use the enclosed substitute proxy card to vote your shares of Power Solutions International, Inc. instead.

It is important that your views be represented whether or not you are able to be present at the Special Meeting. Please complete, sign and date the enclosed proxy card and promptly return it via mail, fax or email according to the instructions on the proxy card, whether or not you plan to attend the special meeting. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of our Board of Directors contained in the proxy statement.

Nevertheless, if you have already submitted, or otherwise submit, your proxy card in accordance with the instructions contained in the proxy statement and printed on the proxy card enclosed with the recently mailed proxy materials, so long as the proxy card has been properly and legibly completed and submitted and it is clear on whose behalf (i.e., the record shareholder) the submission is being made, that proxy will be voted in accordance with the directions indicated on that proxy card, or if no direction is indicated, that proxy will be voted in accordance with the recommendations of our Board of Directors contained in the proxy statement.

Additional Information and Where to Find It

On August 15, 2011, we filed with the SEC a definitive proxy statement on Schedule 14A (a copy of which is enclosed), and have filed and may file other relevant materials, in connection with the reverse split, migratory merger and related matters. Shareholders are urged to read the proxy statement, the documents incorporated by reference in the proxy statement, the other documents filed with the SEC and other relevant materials when they become available because they will contain important information about the merger agreement, migratory merger, reverse split and related matters. Shareholders will be able to obtain these documents free of charge at the SEC’s website (http://www.sec.gov) and at the website of one of our subsidiaries at www.powergreatlakes.com/proxy. The directors, executive officers and certain other members of management and employees of our company and its subsidiaries are participants in the solicitation of proxies in favor of approval of the merger agreement, migratory merger, reverse split and related matters. Information regarding the interests of such participants is included in the proxy statement and will be included in any other relevant documents filed with the SEC when they become available.

We appreciate your continued support of our company and apologize for any inconvenience. If you have any questions, please contact Thomas J. Somodi, our Chief Operating Officer and Chief Financial Officer at (630) 787-5535.

Sincerely,

Gary S. Winemaster

Chief Executive Officer, President and Chairman of the Board

Wood Dale, Illinois

August 16, 2011